Exhibit 99.1

AMERICA’S CAR-MART, Inc. Completes $216 Million Term Securitization

Rogers, AR, May 30, 2025 – America’s Car-Mart, Inc. (NASDAQ: CRMT) (“we,” “Car-Mart” or the “Company”), announced today that it has completed a term securitization transaction involving the issuance of $216 million in principal amount of asset-backed notes with an overall weighted average coupon of 6.27%.

ACM Auto Trust 2025-2 issued $165.18 million of Class A Notes and $50.82 million of Class B Notes. The Class A Notes have a coupon rate of 5.55% and the Class B Notes have a coupon rate of 7.25%.

“I am very pleased with the outcome on our seventh ABS transaction,” said Douglas Campbell, Chief Executive Officer of America’s Car-Mart.

“We continue to see strong demand and improved pricing for our securitizations, which reflects growing market confidence in our portfolio. The weighted average coupon improved by 22 basis points to 6.27% compared to our January 2025 issuance and by 107 basis points from our October 2024 issuance. Our work here continues to lower our financing costs and strengthen our capital efficiency,” said Jonathan Collins, Chief Financial Officer.

ACM Auto Trust 2025-2 is an indirect subsidiary of the Company. The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About America’s Car-Mart, Inc.

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Contact:

SM Berger & Company
Andrew Berger, Managing Director
andrew@smberger.com
(216) 464-6400